EXHIBIT 10.2







December 16, 2002

Mr. George DeVries
George DeVries Dairy
1860 CR 241
Dublin, Texas 76446


Dear George:

This letter is intended to serve as a letter of intent outlining the general terms, conditions and responsibilities of the DeVries Dairy and Bion Technologies, Inc. (Bion) in the design, installation, operations and monitoring of a Bion NMS waste treatment system at the DeVries Dairy.

Project Purpose and Duration. The existing waste management system serving the DeVries Dairy will be retrofitted under this project to treat waste generated by the existing herd as a Bion NMS waste treatment system.
Treatment system performance will be monitored and assessed by Bion and the DeVries Dairy relative to nutrient removal efficiency. Performance data for the Bion NMS waste treatment system will be used to support the permitting process for expanding the herd size at the DeVries Dairy. The Bion NMS waste treatment system will be operated for between six and nine months to collect data to support the permitting process. Once necessary operations data is collected, the Bion NMS facility will be removed from service and the existing lagoon converted back to its original configuration. The DeVries Dairy will apply for permits necessary to expand it's herd size in an expedient manner following project completion and based upon Bion NMS system performance. Details and cost of a Bion NMS waste treatment system to service the expanded dairy operations will be determined in the future based on permit requirements stipulated by the Texas Commission on Environmental Quality. Implementation of a Bion NMS waste treatment system to service the expanded dairy operations is predicated on the successful negotiation and execution of an agreement between the DeVries Dairy and Bion.

Project Description. The existing waste facilities will be modified and new equipment and controls installed as necessary to convert the existing system into a Bion NMS waste treatment system. Work to be completed includes the following:

1. Bion will develop and implement a sampling and monitoring program with DeVries Dairy that provides the data required by Texas regulatory officials to permit expansion of the dairy. The DeVries Dairy will work with Bion in obtaining regulatory agency approval of the sampling and monitoring program to be utilized prior to Bion NMS process start up.
2. Modify lagoon #1 by installing baffles, an aeration and mixing system, process monitoring equipment and controls for converting a portion of the lagoon into a bioreactor.




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3. Install an effluent pump station for wasting bioreactor effluent from the system for additional treatment and discharge to temporary storage.
4. Install effluent polishing fine screen and screw press for solids dewatering.
5. Install miscellaneous facilities including a shed type structure to house system controls, open covered area to house the fine screen and concrete pads for equipment and solids storage.
6. Design and installation of a wet weather flow management system.
7. Design and installation of solids processing and composting facilities.

Project Costs. The cost of items 1 thru 6 included in the Project Description section above will be borne by Bion. For item 7, Bion will assist the DeVries Dairy with the design and installation of solids composting and processing facilities but associated capital costs will be borne by the DeVries Dairy. Implementation of composting facilities at the Dairy will be completed under the sole discretion of the DeVries Dairy.

Facility Operations. DeVries Dairy and Bion personnel will jointly operate the Bion NMS waste treatment facility. Bion personnel will initially operate the facility and train DeVries Dairy personnel in the proper operation of the Bion NMS waste treatment facility. Once DeVries Dairy personnel are trained, they will take over the day-to-day facility operations with general oversight and monitoring by Bion personnel.

Project Implementation. The DeVries Dairy and Bion agree to work together in a cooperative manner in implementing the project outlined herein. As part of this collaborative effort, the DeVries Dairy will provide Bion personnel and it's contractor(s) unfettered access to the dairy property for project design, construction and operations. Bion agrees to coordinate site access requirements with the DeVries Dairy to minimize impacts on dairy operations.

By signing below, the respective parties agree in principle to the general terms, conditions and responsibilities outlined above.

Bion Technologies, Inc.             The DeVries Dairy

/s/ George Bloom                    /s/ George DeVries

George Bloom                        George DeVries
Chief Operating Officer